Exhibit 16.1

[LETTERHEAD OF MOHLER, NIXON & WILLIAMS]

February 22, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements under Item 4.01 in the Current Report on Form 8-K dated February 19, 2010, of Varian Medical Systems, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm.

We have no basis to, and therefore do not, agree or disagree with any other statements made in the Current Report on Form 8-K.

Yours very truly,

/s/ MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California